                                                                     EXHIBIT 2.1


================================================================================



                          AGREEMENT AND PLAN OF MERGER


                            Dated as of July 18, 2007


                                  By and Among


                             LOCAL.COM CORPORATION,


                               PREMIERGUIDE, INC.


                      LOCAL.COM PG ACQUISITION CORPORATION


                                       and


                                  MALCOLM LEWIS




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                                      -1-

                                TABLE OF CONTENTS


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SECTION 1. DEFINITIONS AND INTERPRETATIONS................................................         1
        1.1    Defined Terms..............................................................         1
        1.2    Principles of Construction.................................................         6

SECTION 2. REPRESENTATIONS OF THE COMPANY.................................................         7
        2.1    Existence and Good Standing................................................         7
        2.2    Power; Binding Effect......................................................         7
        2.3    Capitalization; Power......................................................         7
        2.4    Subsidiaries...............................................................         8
        2.5    Financial Statements.......................................................         8
        2.6    Books and Records..........................................................         8
        2.7    Title to Properties; Encumbrances..........................................         9
        2.8    Owned Real Property........................................................         9
        2.9    Leases.....................................................................         9
        2.10   Material Contracts.........................................................         9
        2.11   Restrictive Documents......................................................        10
        2.12   Litigation.................................................................        10
        2.13   Taxes......................................................................        11
        2.14   Insurance..................................................................        12
        2.15   Intellectual Properties....................................................        13
        2.16   Compliance with Laws.......................................................        15
        2.17   Governmental Licenses......................................................        15
        2.18   Labor Matters..............................................................        15
        2.19   Employee Benefit Plans.....................................................        16
        2.20   No Changes Since Balance Sheet Date........................................        19
        2.21   Liabilities................................................................        20
        2.22   Consents and Approvals: No Violations......................................        20
        2.23   Disclosure.................................................................        20
        2.24   Broker's or Finder's Fees..................................................        21
        2.25   Copies of Documents........................................................        21
        2.26   Interests in Clients, Suppliers, Etc.; Affiliate Transactions..............        21
        2.27   Bank Accounts and Powers of Attorney.......................................        21
        2.28   Appointment of Shareholders' Representative................................        21

SECTION 3. REPRESENTATIONS OF THE BUYER...................................................        21
        3.1    Existence and Good Standing................................................        21
        3.2    Power; Binding Effect......................................................        22
        3.3    Broker's or Finder's Fees..................................................        22
        3.4    Litigation.................................................................        22
        3.5    Compliance with Laws.......................................................        22
        3.6    Consents and Approvals; No Violations......................................        22

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SECTION 4. THE TRANSACTION................................................................        23
        4.1    The Merger.................................................................        23
        4.2    Conversion of Company Stock................................................        23
        4.3    Consideration..............................................................        24
        4.4    Escrow.....................................................................        24
        4.5    Exchange of Company Certificates...........................................        25
        4.6    Closing....................................................................        26
        4.7    Company Stock Rights; Company Stock Plans..................................        26

SECTION 5. CERTAIN COVENANTS..............................................................        26
        5.1    Corporate Record Books.....................................................        26

SECTION 6. CONDITIONS PRECEDENT...........................................................        26
        6.1    Conditions of all Parties..................................................        26
        6.2    Conditions of the Buyer....................................................        27
        6.3    Conditions of the Company..................................................        29

SECTION 7. TERMINATION....................................................................        29
        7.1    Intentionally Omitted......................................................        29

SECTION 8. INDEMNIFICATION................................................................        29
        8.1    Survival of Representations................................................        29
        8.2    Indemnification............................................................        30
        8.3    Special Indemnification....................................................        31
        8.4    Indemnification Procedure..................................................        31

SECTION 9. TAX MATTERS....................................................................        33
        9.1    Tax Returns................................................................        33
        9.2    Payment of Taxes...........................................................        33
        9.3    Controversies..............................................................        34
        9.4    Amended Tax Returns........................................................        35
        9.5    Prior Tax Agreements.......................................................        35
        9.6    Adjustments................................................................        35

SECTION 10. MISCELLANEOUS.................................................................        35
        10.1   Knowledge..................................................................        35
        10.2   Expenses...................................................................        35
        10.3   Confidentiality............................................................        35
        10.4   Governing Law; Jurisdiction; Disputes......................................        36
        10.5   Notices....................................................................        36
        10.6   Parties in Interest........................................................        37
        10.7   Counterparts...............................................................        37
        10.8   Entire Agreement...........................................................        37
        10.9   Amendments.................................................................        37

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                                                                                                PAGE
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        10.10  Severability...............................................................        37
        10.11  Third Party Beneficiaries..................................................        37
        10.12  Shareholders' Representative...............................................        38

EXHIBIT A      FORM OF CERTIFICATE OF MERGER
EXHIBIT B      FORM OF EMPLOYMENT AGREEMENT
EXHIBIT C      FORM OF CONSULTING AGREEMENT
EXHIBIT D      FORM OF NON-COMPETITION AGREEMENT

                          AGREEMENT AND PLAN OF MERGER


        This AGREEMENT AND PLAN OF MERGER (as the same may be amended, modified and supplemented from time to time, this "Agreement") dated as of July 18, 2007 by and among LOCAL.COM CORPORATION, a Delaware corporation (the "Buyer"), PREMIERGUIDE, INC., a Delaware corporation (the "Company"), LOCAL.COM PG ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Buyer ("Merger Sub"), and Malcolm Lewis, an individual (the "Shareholders' Representative"; the Buyer, the Company, Merger Sub and the Shareholders' Representative each, a "Party" and, collectively, the "Parties").

                              W I T N E S S E T H :

        WHEREAS, the board of directors of each of the Buyer, the Company and Merger Sub has approved, and deems it fair, advisable and in the best interests of its respective companies and stockholders to consummate, the merger of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein (collectively, the "Merger"); and

        WHEREAS, in furtherance of the Merger, the board of directors of each of the Buyer, the Company and Merger Sub has approved this Agreement and the transactions contemplated herein upon the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:


                                   SECTION 1.
                         DEFINITIONS AND INTERPRETATIONS

        1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreed Claims" has the meaning provided in Section 8.4(d).

        "Agreement" has the meaning provided in the introductory paragraph.

        "Appraisal Rights" means the rights of stockholders of a corporation in a merger to demand the payment of a fair price for their shares, as determined independently, as set forth in Section 262 of the DGCL.

        "Balance Sheet" means the unaudited balance sheet of the Company as of the Balance Sheet Date.

        "Balance Sheet Date" means June 30, 2007.

        "Business Day" means any day, other than a Saturday, Sunday or a day on which banks located in Los Angeles, California shall be authorized or required by law to close.

        "Buyer" has the meaning provided in the introductory paragraph.

        "Cash and Received Receivables" has the meaning provided in Section 8.3.

        "Certificate" has the meaning provided in Section 8.4(a).

        "Certificate of Merger" means the certificate of merger in the form attached as Exhibit A.

        "Closing" has the meaning provided in Section 4.6.

        "Closing Date" has the meaning provided in Section 4.6.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

        "Common Stock" has the meaning provided in Section 2.3(a).

        "Company" has the meaning provided in the introductory paragraph.

        "Company Certificate" has the meaning provided in Section 4.2.

        "Company Intellectual Property" shall mean all Intellectual Property (i) owned by the Company or (ii) used in connection with the business of the Company.

        "Company Pension Plan" has the meaning provided in Section 2.19(a).

        "Company Plan" has the meaning provided in Section 2.19(a).

        "Company Shareholders" means the holders of the Common Stock and the holders of the Preferred Stock.

        "Company Stock" means the Common Stock and the Preferred Stock collectively.

        "Company Stock Plans" has the meaning provided in Section 4.7(a).

        "Company Stock Rights" has the meaning provided in Section 4.7(a).

        "Company Welfare Plan" has the meaning provided in Section 2.19(a).

        "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated as of January 30, 2007 among the Buyer and the Company.

        "Deposit" shall mean the $15,000 in cash advanced by the Buyer to the Company on July 9, 2007 in accordance with the terms of the Summary of Proposed Terms dated June 26, 2007.

        "DGCL" means the Delaware General Corporation Law.

        "Effective Time" has the meaning provided in Section 4.1(b).

        "Encumbrances" means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

        "Entity" means any Person that is not a natural person.

        "ERISA" has the meaning provided in Section 2.19(a).

        "Escrow Agent" has the meaning provided in Section 4.4(a).

        "Escrow Agreement" has the meaning provided in Section 4.4(a).

        "Escrow Amount" has the meaning provided in Section 4.4(a).

        "Escrow Fee" means the escrow fee payable to the Escrow Agent under the Escrow Agreement.

        "Escrow Pro Rata Share" has the meaning provided in Section 4.4(a).

        "Final Release Date" has the meaning provided in Section 4.4(b).

        "Financial Statements" means for the Company (i) the unaudited balance sheets and statements of income, cash flows and stockholders' equity for and as of the periods ending December 31, 2004, 2005 and 2006 and (ii) the Balance Sheet and the related statement of cash flow as of the Balance Sheet Date.

        "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

        "Governmental Entity" means (i) any national government, political subdivision thereof or local jurisdiction therein, (ii) any instrumentality, board, commission, court or agency of any of the foregoing, however constituted and (iii) any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

        "Indemnified Party" has the meaning provided in Section 8.4(a).

        "Indemnifying Party" has the meaning provided in Section 8.4(a).

        "Indemnity Payment" has the meaning provided in Section 4.4(b).

        "Intellectual Property" shall mean unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded.

        "Intellectual Property Rights" shall mean any of the following rights:
(i) domestic and foreign patents, and applications for either; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registrations, and intent-to-use registrations or similar reservations of marks any goodwill associated with any of the foregoing;
(iii) registered copyrights and mask works, applications for registration of either, and materials eligible for copyright and mask work registration; (iv) internet domain names, applications and reservations therefor, uniform resource locators ("URLs") and the corresponding Internet sites (including any content and other materials accessible and/or displayed thereon, collectively, the "Sites"); (v) trade secrets and confidential information not otherwise listed in
(i) - (iv) above

        "IRS" means the Internal Revenue Service.

        "Lease" has the meaning provided in Section 2.9.

        "Letter of Transmittal" has the meaning provided in Section 4.5(a).

        "Licenses" has the meaning provided in Section 2.17.

        "Losses" has the meaning provided in Section 8.2(a).

        "Material Adverse Effect" means, with respect to any Person, a material adverse change in or effect on (i) the validity or enforceability of this Agreement, (ii) the ability of such Person to perform its obligations under this Agreement to which such Person is a party or (iii) the business, assets, conditions (financial or otherwise), results of operations or prospects of such Person and its Subsidiaries, taken as a whole, other than a material adverse change resulting from any event, condition, occurrence or consequence proximately caused by general economic conditions.

        "Material Contract" has the meaning provided in Section 2.10(c).

        "Merger" has the meaning provided in the first recital.

        "Merger Consideration" has the meaning provided in Section 4.3(a).

        "Merger Sub" has the meaning provided in the introductory paragraph.

        "Ordinary Course" means the ordinary course of commercial operations customarily engaged in by the Company, consistent with past practices (including with respect to quantity and frequency).

        "Overlap Period" means a taxable period beginning before the Closing Date and ending after the Closing Date.

        "Party" or "Parties" has the meaning provided in the introductory paragraph.

        "Permitted Encumbrances" has the meaning provided in Section 2.7.

        "Person" means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

        "Pre-Closing Period" has the meaning provided in Section 2.13(b).

        "Preferred Stock" has the meaning provided in Section 2.3(a).

        "Preferred Shareholders" means the holders of Preferred Stock.

        "Preferred Stock Liquidation Value" means $249,999.50.

        "Pro Rata Multiplier" means the quotient, expressed as a decimal and calculated to the fourth decimal place, obtained by dividing the number of shares of Company Stock owned by a particular Company Shareholder immediately prior to the Effective Time by the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time.

        "Registered Intellectual Property" means all patents, registered copyrights, registered domain names, and registered trademarks and all applications for any of the foregoing owned by the Company.

        "Related Documents" has the meaning provided in Section 6.2(f).

        "Remaining Closing Consideration" means (i) the Merger Consideration minus (ii) the Preferred Stock Liquidation Value.

        "Scheduled Liabilities" has the meaning provided in Section 8.3.

        "Shareholder Merger Consideration Amount" has the meaning provided in
Section 4.4(b).

        "Shareholders' Representative" has the meaning provided in the introductory paragraph.

        "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any Entity (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

        "Surviving Corporation" has the meaning provided in Section 4.1(a).

        "Tax" and "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

        "Tax Returns" has the meaning provided in Section 2.13(a).

        "VEBA" has the meaning provided in Section 2.19(a).

        "WARN" has the meaning provided in Section 2.18(b).


        1.2 Principles of Construction.

                (a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

                (b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                (c) The Section headings herein are for convenience only and shall not affect the construction hereof.

                (d) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

                (e) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

                                   SECTION 2.
                         REPRESENTATIONS OF THE COMPANY

        The Company represents and warrants, as of the date of this Agreement and as of the Closing Date, in favor of the Buyer and Merger Sub, as follows (subject in each to such exceptions as are set forth in the disclosure schedule delivered by the Company to Buyer on the date hereof):

        2.1 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. True and correct copies of the Company's certificate of incorporation and bylaws as of the date of this Agreement are set forth in Schedule 2.1. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

        2.2 Power; Binding Effect. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the Related Documents by the Company has been duly authorized and approved by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the other Parties hereto, constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

        2.3 Capitalization; Power.

                (a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of common stock, $0.001 par value (the "Common Stock"), of which 8,817,563 shares are issued and outstanding, and 3,000,000 shares of preferred stock, $0.001 par value (the "Preferred Stock"), of which 1,290,320 shares are issued and outstanding. All issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as described above, no shares of capital stock of the Company are authorized, issued, outstanding or reserved for issuance.

                (b) Schedule 2.3(b) contains a true and complete list of the Company Shareholders and their respective stock holdings in the Company, as well as each Company Shareholder's Escrow Pro Rata Share, and indicates which Company Shareholders are, to the knoweldge of the Company, Accredited Investors.

                (c) There are no outstanding options, warrants, rights (preemptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (contingent or otherwise) providing for the purchase, issuance, transfer or sale of any interest in the Company. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Company Shareholders on any matter. There are no contracts to which the Company is a party to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.

                (d) The Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.

        2.4 Subsidiaries. The Company has no Subsidiaries.

        2.5 Financial Statements.

                (a) Schedule 2.5(a) contains true, correct and complete copies of each of the Financial Statements. None of the Financial Statements have been prepared in accordance with GAAP. The Financial Statements have been prepared on a basis consistent with that of prior periods and fairly present in all material respects the financial position of the Company at the dates thereof; provided, however, that, the Financial Statements are subject to normal recurring year-end audit adjustments and do not contain footnotes. Each of the Financial Statements is consistent, in all material respects, with the books and records of the Company.

                (b) Since the Balance Sheet Date, there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of the Company, whether as a result of any legislative or regulatory change, revocation of any License or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except for changes due to the normal operations of the business of the Company in the Ordinary Course, none of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company.

        2.6 Books and Records. The minute books of the Company contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the Company Shareholders and board of directors of the Company (the "Company Board"). The stock certificate books and the stock record books of the Company are correct and complete. The Company does not have any records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company thereof.

        2.7 Title to Properties; Encumbrances. Except for properties and assets sold or otherwise disposed of in the Ordinary Course, the Company has good and marketable title to or, in the case of leased assets, a valid leasehold interest in, (a) all properties and assets (real and personal, tangible and intangible) reflected in the Financial Statements and (b) all of the properties and assets purchased by the Company thereof since the Balance Sheet Date, in each case free and clear of Encumbrances (provided, that, the foregoing representation does not apply with respect to Intellectual Property, the representations concerning which are exclusively covered by Section 2.15 below), except for (i) Encumbrances set forth explicitly in the Financial Statements, (ii) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company in the operation of its business and (iii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (Encumbrances of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Encumbrances"). The Company owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of its business as currently conducted. All of the tangible personal property used in the Company is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used and is presently proposed to be used.

        2.8 Owned Real Property. The Company does not own any real property.

        2.9 Leases. The Company is not a party, as lessee or lessor, to any real or personal property lease (a "Lease").

        2.10 Material Contracts.

                (a) The Company is not bound by any oral or written (i) contract relating to the employment of any Person on a full-time, part-time, consulting or other basis or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, stock appreciation, severance or other employee benefit plan (including any contract under which the Company is obligated to make any payment to any Person as a result of a change of control of the Company, or under which any Person may require the Company to make a payment to any Person as a result of a change of control of the Company),
(ii) contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the stock or other equity interests of the Company, (iii) contract relating to capital expenditures in excess of $10,000 per individual item or $50,000 in the aggregate, (iv) contract under which it has created, incurred or assumed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, (v) loan or advance to, or investment in, any Person or any contract relating to the making of any such loan, advance or investment, (vi) guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (vii) management service, consulting or any other similar type contract, (viii) contract limiting the ability of the Company to engage in any line of business or to compete with any Person, (ix) contract involving any joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar arrangement, (x) shareholders', buy-sell, put and call or other similar type contract, (xi) contracts involving data access rights, (xii) contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute, (xiii) Lease, (xiv) contract which by its operation or termination would have a Material Adverse Effect on the Company, (xv) agreement under which it has granted any Person registration rights (including demand and piggyback registration rights), (xvi) contract with any customer listed (or required to be listed) on Schedule 2.10(b) or (xvii) contract not entered into in the Ordinary Course that is not cancelable without penalty within 30 days.

                (b) Part I of Schedule 2.10(b) sets forth each current customer of the Company. The relationships of the Company with such customers is a good commercial working relationship and no such customer has canceled, otherwise terminated, modified or threatened to cancel, otherwise terminate or modify its relationship with the Company, or has indicated to the Company that it will stop or decrease the rate of buying services and/or products of the Company. No customer's usage of the services or products of the Company during the twelve-month period ended on the Balance Sheet Date has decreased materially from such customer's usage of the services or products of the Company during the prior twelve-month period.

                (c) Each contract set forth (or required to be set forth) on
Schedule 2.10(a) and Schedule 2.26 (each, a "Material Contract") is legal, valid, binding and enforceable against the Company and in full force and effect and will continue to be legal, valid, binding and enforceable against the Surviving Corporation and in full force and effect immediately following the consummation of the transactions contemplated hereby. With respect to each Material Contract, there exists no (i) default or event of default by the Company or any other party to any such contract with respect to any term or provision of any such Material Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any other party thereto, with respect to any term or provision of any such contract, or would permit termination, modification or acceleration under such agreement. The Company has not violated any of the material terms or conditions of any Material Contract and all of the material covenants to be performed by any other party thereto have been fully performed. The Company has delivered to the Buyer true and complete copies, including all amendments, of each Material Contract.

        2.11 Restrictive Documents. The Company is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character that would (a) prevent the consummation of the transactions (including the Merger) contemplated by this Agreement to which the Company is a party, (b) restrict the ability of the Company to acquire any property or conduct any business in any area, or (c) restrict the ability of the Company to make distributions or pay dividends to the Company Shareholders.

        2.12 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative, other proceeding by or before or, to the knowledge of the Company and the Shareholders' Representative, investigation by any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of the Company and the Shareholders' Representative, threatened, against or affecting the Company or any of its properties or rights. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding that may have a Material Adverse Effect on the Company.

        2.13 Taxes.

                (a) Tax Returns. The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes ("Tax Returns") that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. Such Tax Returns are and will be true, correct and complete in all material respects. The Company has prepared or caused to be prepared Tax Returns for the fiscal year ending December 31, 2006 (such Tax Returns, the "2006 Tax Returns") and has provided true, correct and complete copies of the 2006 Tax Returns to the Buyer.

                (b) Payment of Taxes. All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period") have been or will, prior to the Closing, be timely paid in full or (x) with respect to taxable years or periods (or portions thereof) ending on or prior to the Balance Sheet Date, accrued and fully provided for on the Balance Sheet Date and (y) with respect to tax periods (or portions thereof) beginning after Balance Sheet Date, accrued on the books and records of the Company as of the Closing Date.

                (c) Other Tax Matters. Except as set forth on Schedule 2.13(c),

                        (i) The Company has not been the subject of an audit or
                other examination of Taxes by the tax authorities of any nation, state or locality; (ii) no such audit is contemplated or pending; and (iii) the Company has not received any written notices from any taxing authority relating to any issue that could affect the Tax liability of the Company.

                        (ii) The Company, as of the Closing Date, is not
                contesting the Tax liability of the Company before any court, tribunal or agency.

                        (iii) The Company has not been included in any
                "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company is the only member).

                        (iv) All Taxes that the Company is (or was) required by
                law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                        (v) No written claim has ever been made by any taxing
                authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

                        (vi) There are no tax sharing, allocation,
                indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party (including a Company Shareholder and any predecessors or Affiliates thereof) under which Buyer, the Company could be liable for any Taxes or other claims of any party after the Closing Date.

                        (vii) The Company has not applied for, been granted, or
                agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

                        (viii) There is no excess loss account (within the
                meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company) that will or may result in the recognition of income upon the consummation of the transactions contemplated by this Agreement.

                        (ix) No indebtedness of the Company consists of
                "corporate acquisition indebtedness" within the meaning of
                Section 279 of the Code.

                        (x) The Company has not been a "United States real
                property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

                        (xi) Notwithstanding anything to the contrary in this
                Section 2.13, the Company makes no representation or warranty as to the amount or utility of any of its net operating loss carryovers or other carryovers.

        2.14 Insurance. Set forth on Schedule 2.14 is an accurate and complete list of each insurance policy that covers the Company or its business, properties, assets or employees (including self-insurance). Such policies are legal, valid, binding, enforceable and in full force and effect, all premiums thereon have been paid, and the Company is otherwise in compliance with the terms and provisions of such policies. The Company is not in default under any of the insurance policies set forth (or required to be set forth) on Schedule
2.14 and there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company and their property and assets are normally exposed in the operation of their respective businesses. Since January 1, 2003, there has not been any material adverse change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies. Schedule 2.14 also sets forth a list of all pending claims and the claims history for the Company during the past three (3) years (including with respect to insurance obtained but not currently maintained).

        2.15 Intellectual Properties.

                (a) Schedule 2.15(a) sets forth as of the date of the Agreement each and every component of Registered Intellectual Property. For each listed component, Schedule 2.15(a) sets forth the (A) owner, and (B) the jurisdiction where issued, registered, filed or the equivalent.

                (b) Schedule 2.15(b) sets forth as of the date of the Agreement each and every component of Company Intellectual Property licensed by the Company as licensor together with the (i) owner, and (ii) the licensee (and any third party beneficiaries).

                (c) Schedule 2.15(c) sets forth as of the date of the Agreement each and every component of Company Intellectual Property licensed by the Company as licensee and used or held by the Company for use in its respective business, together with the (i) owner (and licensor, if different), and (ii) the licensee (and any third party beneficiaries).

                (d) The Company owns or other has, through express or implied licenses or otherwise, sufficient rights in all Intellectual Property and Intellectual Property Rights that are necessary or material to the Company to conduct its business as and where conducted on the Closing Date.

                (e) The Registered Intellectual Property listed on Schedule 2.15(a) has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights, Internet domain names, in the various jurisdictions (countries and states, foreign and domestic) indicated on such Schedules, and except as set forth on Schedule 2.15(e), each such registration, filing and/or issuance (i) to Company's knowledge has not been abandoned, or canceled, (ii) has been maintained effective by all required filings, renewals and payments, and (iii) remains in full force and effect as of the Closing Date.

                (f) Copies of all items of Registered Intellectual Property have been delivered by the Company to Buyer.

                (g) To the extent any Intellectual Property is used under license in the business of the Company, no written notice of a material default of such license has been received by the Company. Each such license agreement is a legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

                (h) The Company owns or is licensed to use, all of the Company Intellectual Property, free and clear of any liens, security interest, options, charges, encumbrances and without obligation to pay any royalty or any other fees with respect thereto other than license fees in the ordinary course. To Company's knowledge, the Company's use of the Company

Intellectual Property (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Company) does not violate, infringe, misappropriate or misuse any Intellectual Property Rights of any third party.

                (i) All filings, payments, and other actions required to be made or taken to maintain each item of Registered Intellectual Property in full force and effect have been made by the applicable deadline. The Company thereof has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Registered Intellectual Property.

                (j) As of the date of the Agreement, the Company has not received any written notice of any claim from any third party, and no third party claims are pending, (i) challenging the right of the Company to use any Company Intellectual Property or indicating that the failure to take a license would result in such a claim, (ii) alleging any violation, infringement, misuse or misappropriation by the Company of Company Intellectual Property owned by any third party, or (iii) asserting any opposition, interference; invalidity, termination, abandonment, unenforceability, or other infirmity of any Company Intellectual Property.

                (k) The Company has not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of the Company) of its rights to, or in connection with, any Company Intellectual Property, which claim is pending as of the date of this Agreement. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course.

                (l) The Company has secured valid written assignments from all consultants, contractors and employees who contributed to the creation or development of Company Intellectual Property that is owned by Company of the rights to such contributions that the Company does not already own by operation of law.

                (m) The Company has published reasonable internal policies and taken other reasonable steps to protect and preserve the confidentiality of all trade secrets and other proprietary and confidential information material to Company's business, including without limitation know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes and all use and/or disclosure of such information to any third party (other than (i) to competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to competent judicial or equivalent order) has been pursuant to the terms of a written agreement between such third party and the Company. To Company's knowledge, the Company has not breached any agreements of non-disclosure or confidentiality or is currently alleged or claimed to have done so.

                (n) Each of the material computer software programs other than non-customized or off-the-shelf software used or held for use in the business of the Company is free from any known material or significant software defect, error, or virus ("Bugs") consistent with commercially reasonable standards acceptable for such Bugs, and operates and runs in a commercially reasonable business manner. The Company has made all documentation in its possession relating to the use, maintenance and operation of the material computer software programs used or held for use in the business of the Company available to the Buyer, all of which is true and accurate in all material respects.

                (o) For the twelve month period prior to the Closing Date, the internet domain names and URLs (as defined in the definition of Intellectual Property) in the Company Intellectual Property direct and resolve to the appropriate internet protocol addresses and are and have been accessible to Internet users on those certain computers used by the Company to make the Sites (as defined in the definition of Intellectual Property) so accessible 99.5% of the time, and are and have been operational for downloading content from the those certain computers used by the Company to make the Sites so accessible 99.5% of the time. The Company has fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites (as of the date of the Agreement) as accessible to Internet users. From the date hereof until the Closing Date, back-up copies have been made no less frequently than every fourteen days and such back-up copies have been stored in a safe and secure environment, fit for the back-up such media, and are not located at the same location of the web server. The Company has no reason to believe that Company Intellectual Property will cause the Sites to not operate or will not continue to be accessible to internet users on substantially a 24/7 basis prior to, at the time of, and after the Closing Date.

        2.16 Compliance with Laws. The Company is and has been in material compliance with all applicable laws, regulations, orders, judgments and decrees, including regulations promulgated under the Fair Credit Reporting Act, 15 U.S.C. 1681, et seq., the Fair Housing Act, 42 U.S.C. 3601, et seq. and all similar laws; provided, however, that the foregoing shall not be deemed to cover any violations of law, regulations, orders, judgments and decrees that are explicitly covered in another representation or warranty of the Company. The Company has not received any notice or information that any violation of the foregoing is being or may be alleged.

        2.17 Governmental Licenses. The Company has all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and has made all registrations and or filings with, all Governmental Entities ("Licenses"), necessary to own, lease and operate its properties and to enable it to carry on its respective business as presently conducted. All Licenses held by the Company are in full force and effect. Each such License can be renewed or transferred in the Ordinary Course by the Company. Any applications for the renewal of any such License which are due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date. The Company has not received notice of any proceeding for suspension or revocation of, or similar proceedings with respect to, any such License and no fact or circumstance exists that could form the basis for any such proceedings. No jurisdiction has demanded or requested that the Company qualify or become licensed as a foreign corporation.

        2.18 Labor Matters.

                (a) The Company has been and is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. Section

151 et. seq.) existing or threatened with respect to the operations of the Company. The Company is not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company and no collective bargaining or labor union agreement is currently being negotiated by the Company. The Company has not experienced any material labor difficulty or work stoppage during the last three years.

                (b) Since the enactment of the Worker Adjustment and Retraining Notification Act ("WARN"), the Company has not effectuated either (i) a "plant closing" (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a "mass layoff' (as defined in WARN) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar law and none of the employees of the Company has suffered an "employment loss" (as defined in WARN) during the six months prior to the date hereof.

        2.19 Employee Benefit Plans.

                  (a) List of Plans. Set forth in Schedule 2.19(a) is an accurate and complete list of all (i) "employee welfare benefit plans" ("Company Welfare Plans"), within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) "employee pension benefit plans" ("Company Pension Plans"), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAs"), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iv) employment, consulting, termination, and severance contracts or agreements, in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii), (iii) or (iv) above) are in writing or are otherwise exempt from the provisions of ERISA, that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company (including, for this purpose and for the purpose of all of the representations in this Section 2.19, all employers (whether or not incorporated) that would be treated together with the Company as 'a single employer within the meaning of Section 414 of the Code (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (i), (ii), (iii) and (iv) above are collectively referred to as "Company Plans").

                  (b) Status of Plans. Each Company Plan (including any related trust) complies in form with the requirements of all applicable laws, including ERISA and the Code, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. No complete or partial termination of any Company Pension Plan has occurred or is expected to occur. The Company has not any commitment, intention or understanding to create, modify or terminate any Company

Plan. No condition or circumstance exists that would prevent the amendment or termination of any Company Plan. The Company has not caused any condition or circumstance that would reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

                  (c) No Company Plan owns or has owned any real property. No Company Plan owns assets in any form other than in cash, cash equivalents or other liquid, equity investments.

                  (d) No Pension Plans. No Company Pension Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to
Section 412 of the Code or Section 302 or Title IV of ERISA. The Company does not maintain or contribute to, or has any obligation to contribute to any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (e) Liabilities. The Company does not maintain any Company Plan which is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent such noncompliance would not result in material liability, and the Company is not subject to any material liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Company Welfare Plan which is such a group health plan is a "multiple employer welfare arrangement," within the meaning of
Section 3(40) of ERISA. Each Company Welfare Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Company Plan meets the requirements of the Code applicable thereto. The Company does not maintain any Company Welfare Plan that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

                  (f) Except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, the Company does not maintain any Company Welfare Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. The Company does not have any unfunded liabilities pursuant to any Company Pension Plan that is not intended to be qualified under
Section 401(a) of the Code. No Company Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the knowledge of the Company and the Shareholders' Representative, is or is likely to be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

                  (g) The Company has not incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that is likely to give rise to any such material liability.

                  (h) There are no actions, suits, claims or disputes pending, or threatened, anticipated or expected to be asserted against or with respect to any Company Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or threatened, anticipated or expected to be asserted against the Company or any fiduciary of any Company Plan, in any case with respect to any Company Plan. No Company Plan or any fiduciary thereof is the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

                  (i) Contributions. Full payment has been timely made of all amounts which the Company is required, under applicable law or under any Company Welfare Plan or Company Pension Plan or any agreement relating to any Company Welfare Plan or Company Pension Plan to which the Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Company Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity and no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Company Plan, applicable law or related agreements. Benefits under the Company Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (j) Tax Qualification. Each Company Pension Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding the qualified status of such plan under Section 401(a) of the Code and the exempt status of the trust established in connection therewith under Section 501 (a) of the Code (or has submitted, or is within the remedial amendment period for submitting, an application for a determination with the IRS, and is awaiting a response). Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination letter or submission referred to in this paragraph (j), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of, or failure to issue, any such determination letter or that could adversely affect the qualified status of any such Company Plan or the exempt status of any such VEBA.

                  (k) Transactions. Neither the Company nor any of its directors, officers, employees or other persons who participate in the operation of any Company Welfare Plan or Company Pension Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Company Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject the Company to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Company Plan by any party with standing to make such claim.

                  (l) Triggering Events. Except as set forth on Schedule 2.19(l), the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Company Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company. No Company Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

                  (m) Documents. The Company has delivered or caused to be delivered, or made available, to Buyer and its counsel true and complete copies of all material documents in connection with each Company Plan, including (where applicable): (i) all Company Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Company Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions and summaries of material modifications and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Company Pension Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Company Plan required to file such form; (vi) the most recently prepared financial statements for each Company Plan for which such statements are required; and (vii) all contracts relating to each Company Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements and recordkeeping agreements and collective bargaining agreements..

        2.20 No Changes Since Balance Sheet Date. Except as expressly permitted or contemplated by this Agreement, since the Balance Sheet Date, the Company has not (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course, (b) permitted any of its assets, tangible or intangible, to be subjected to any Encumbrance (other than Permitted Encumbrances), (c) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course, (d) has been party to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) that has been accelerated, terminated, modified or cancelled, (e) sold, leased, assigned, transferred or otherwise disposed of any assets, tangible or intangible, except for fair consideration in the Ordinary Course,
(f) made any capital expenditure or commitment therefor, (g) made any distribution to its stockholders or declared or paid any dividend or made any distribution on any shares of its capital stock (whether in cash or in kind),
(h) redeemed, purchased or otherwise acquired any shares of its capital stock,
(i) granted or issued any option, warrant or other right to purchase or acquire (including upon conversion, exchange or exercise) any shares of its capital stock, (j) made any bonus or profit sharing distribution or payment of any kind,
(k) issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations, or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions), (1) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to applicable reserves, none of which individually or in the aggregate is material,
(m) delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course, (n) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, (o) changed or caused to be changed its charter or bylaws, (p) experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, (q) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, (r) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, director or officer, except in the Ordinary Course, (s) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any Company Plan), (t) made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course, (u) canceled, compromised, waived or released any claims or rights, (v) made or pledged to make any charitable or other capital contribution outside the Ordinary Course, (w) discharged a material liability or Encumbrance outside the Ordinary Course (x) made any loans or advances of money, (y) disclosed any confidential information (other than to employees and members of the Company Board or pursuant to a nondisclosure agreement), (z) been involved in any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course, (aa) made any change in any method of accounting or auditing practice, (bb) otherwise conducted its business or entered into any material transaction, except in the Ordinary Course or (cc) agreed, whether or not in writing, to do any of the foregoing.

        2.21 Liabilities. To the knowledge of the Company and the Shareholders' Representative, the Company does not have any liabilities or indebtedness, whether absolute, accrued, contingent or otherwise that are required to be reflected in financial statements prepared in accordance with GAAP except for
(i) liabilities identified as such on the Financial Statements; (ii) liabilities that have been incurred since the Balance Sheet Date in the Ordinary Course; and
(iii) liabilities incurred in connection with the execution of this Agreement.

        2.22 Consents and Approvals: No Violations. The execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by the Company in connection herewith and the consummation of the transactions contemplated hereby and thereby by the Company will not (a) violate any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Company, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Company, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity having authority over the Company or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any contract to which the Company is a party, or by which it or any of its properties or assets may be bound.

        2.23 Disclosure. None of this Agreement, the Schedules, Exhibits and certificates attached or provided hereto by the Company contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

        2.24 Broker's or Finder's Fees. No Company Shareholder and no agent, broker, person or firm acting on behalf of any Company Shareholder, the Shareholders' Representative or the Company is, or will be, entitled to any commission or broker's or finder's fees from Buyer or any of its Affiliates (including, following the Closing, the Company) in connection with any of the transactions contemplated by this Agreement.

        2.25 Copies of Documents. The Company has caused and will cause to be made available for inspection and copying by the Buyer and its advisers, true, complete and correct copies of all documents referred to in this Section 2 or in any Schedule or Exhibit attached hereto by the Company.

        2.26 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. (a) There are no contracts, liabilities or obligations between the Company and any Company Shareholder, on the other hand (except with respect to obligations in connection with a Company Shareholder's employment with the Company), and (b) none of the officers or members of the Company Board or, to the knowledge of the Company and the Shareholders' Representative, the Company Shareholders possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.26. The Company is not indebted to any Company Shareholder, director, officer, employee or agent of the Company (except for amounts due as employment compensation and in reimbursement of ordinary expenses) and no such person is indebted to Company.

        2.27 Bank Accounts and Powers of Attorney. Set forth on Schedule 2.27 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company, including a summary statement of the terms thereof.

        2.28 Appointment of Shareholders' Representative. The Company Shareholders (and each of them) have duly appointed the Shareholders' Representative as their representative for purposes of this Agreement, with the authority to act on behalf of such Company Shareholders as contemplated by this Agreement and in connection therewith to act as their agent, to take all actions called for by this Agreement on their individual and collective behalf, in accordance with the terms of this Agreement.

                                   SECTION 3.
                          REPRESENTATIONS OF THE BUYER

        The Buyer represents and warrants, as of the date of this Agreement and as of the Closing Date, in favor of the Company as follows:

        3.1 Existence and Good Standing. Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware. The Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Buyer is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes, such qualification necessary. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

        3.2 Power; Binding Effect. Each of the Buyer and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement and the Related Documents to which Buyer and Merger Sub are a party has been duly authorized and approved by all necessary corporate action of the Buyer and Merger Sub. This Agreement has been duly executed and delivered by the Buyer and Merger Sub, and constitutes a valid and binding agreement, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

        3.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Buyer or any Affiliate thereof is, or will be, entitled to any commission or broker's or finder's fees from the Buyer in connection with any of the transactions contemplated by this Agreement.

        3.4 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before or, to the knowledge of the Buyer, any investigation by any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of the Buyer, threatened, against or affecting the Buyer that could materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to the knowledge of the Buyer, no fact or circumstance exists that could reasonably be expected to form the basis therefor. The Buyer is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may, individually or in the aggregate, materially and adversely affect the right or ability of the Buyer to enter into this Agreement.

        3.5 Compliance with Laws. The Buyer is and has been in full compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not, individually or in the aggregate, materially and adversely affect the right or ability of the Buyer to enter into this Agreement. The Buyer has not received any notice or information that any material violation of the foregoing is being or may be alleged.

        3.6 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer will not (a) violate any provision of the certificate of incorporation or bylaws of the Buyer or Merger Sub, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Buyer or Merger Sub, (c) require the Buyer or Merger Sub to make any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity or regulatory body, agency or authority having authority over the Buyer or Merger Sub or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer or Merger Sub under any of the terms, conditions or provisions of any Contract to which the Buyer or Merger Sub is a party, or by which the Buyer or Merger Sub or any of their respective properties or assets may be bound.

                                   SECTION 4.
                                 THE TRANSACTION

        4.1 The Merger.

                  (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

                  (b) The Merger shall become effective when (i) the Closing has occurred and (ii) the Certificate of Merger, executed in accordance with the DGCL, is duly filed by Buyer promptly following the Closing with the Secretary of State of Delaware (such time of effectiveness, the "Effective Time").

                  (c) From and after the Effective Time, the Merger shall have the effects provided for in Section 259 of the DGCL.

                  (d) From and after the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation of the Company or by such bylaws and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.

        4.2 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the Surviving Corporation or the Company Shareholders, the shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration as set forth in Section 4.3, upon surrender of the certificate formerly representing such share of Company Stock (each a "Company Certificate"). All such converted shares of Company Stock, when so converted at the Effective Time, shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any share of Company Stock shall cease to have any rights with respect to any Company Certificate except the right to receive the Merger Consideration, without interest, upon the surrender of such Company Certificate in accordance with Section 4.5.

        4.3 Consideration.

                  (a) Merger Consideration. The total consideration for which all of the Company Stock shall be exchanged shall be equal to (i) $2,000,000 in cash ($15,000 of which has been paid as the Deposit) and (ii) $40,000 in cash as a credit for working capital (the "Merger Consideration"), required to be paid in accordance with the terms of this Section 4.

                  (b) Company Stock Consideration.

                        (i) Each share of Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (x) such amount in cash (by bank check or wire transfer) determined by dividing the Preferred Stock Liquidation Value by the aggregate number of shares of Preferred Stock outstanding immediately prior to the Effective Time (rounded to the nearest whole cent) plus (y) the amounts specified in subsection (ii) below; and

                        (ii) Each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive such amount in cash (by bank check or wire transfer) determined by dividing the Remaining Closing Consideration by the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (rounded to the nearest whole cent).

        4.4 Escrow.

                  (a) Within five (5) Business Days following the Closing Date, the Buyer shall deliver, or shall cause to be delivered, directly to an escrow agent reasonably acceptable to the Shareholders' Representative (the "Escrow Agent"), a portion of the Merger Consideration in an amount equal to $299,500 in cash (collectively with all interest and earnings thereon, the "Escrow Amount"). Each Company Shareholder shall be deemed to have contributed to the Escrow Amount pro rata in an amount equal to the product of (x) $299,500 and (y) the Pro Rata Multiplier for such Company Shareholder ("Escrow Pro Rata Share"), pursuant to the terms set forth herein and in an escrow agreement to be entered into by and among the Shareholders' Representative, the Buyer and the Escrow Agent, in a form reasonably acceptable to the Shareholders' Representative (the "Escrow Agreement"). The Buyer shall pay the Escrow Fee to the Escrow Agent pursuant to the terms of the Escrow Agreement. Each Company Shareholder's Escrow Pro Rata Share shall be deducted from the Merger Consideration payable to such Company Shareholder at the Effective Time under Section 4.3.

                  (b) The Escrow Amount shall be available from time to time prior to distribution as provided in Section 4.5(c) to satisfy any indemnification obligations of the Company Shareholders pursuant to Section 8 for Losses (each, an "Indemnity Payment") on or prior to the last day of the one year anniversary of the Closing Date (such day, the "Final Release Date"). Any Indemnity Payments from the Escrow Amount shall be satisfied by reducing each Company Shareholder's Escrow Pro Rata Share deposited with the Escrow Agent on a pro rata basis. Any Specified Indemnity Payments shall be satisfied (i) first, from the Escrow Amount on a pro rata basis; and (ii) second, if the Escrow Amount has been exhausted in full, then the Company Shareholders shall be liable for such excess amount up to the aggregate amount of Merger Consideration received by each Company Shareholder on a pro rata basis (the "Shareholder Merger Consideration Amount"). The Buyer and Shareholders' Representative shall, within 5 days after determination of any Agreed Claims in accordance with the provisions of Section 8, cause the Escrow Agent to deliver to Buyer a portion of the Escrow Amount equal to the amount of Losses pursuant to such Agreed Claims as determined in accordance with Section 8.

                  (c) Subject to the foregoing, the Escrow Amount shall be distributed as follows: on the later to occur of (i) final determination of all Certificates delivered in accordance with Section 8.3 and (ii) the Final Release Date (or, if such day is not a Business Day, on the next succeeding Business
Day), the Buyer shall cause the Escrow Agent to release to the Company Shareholders the remaining Escrow Amount of each such Company Shareholder's Escrow Pro Rata Share as of such date, if any, after satisfaction of any indemnification obligations of such Company Shareholder pursuant to Section 8.

                  (d) As promptly as possible following the distribution in
Section 4.4(c) above, the escrow shall be terminated as provided in the Escrow Agreement. Notwithstanding anything else in this Agreement, in the event of a conflict between the terms of the Escrow Agreement and the terms hereof, the terms of this Agreement shall be controlling.

        4.5 Exchange of Company Certificates.

                  (a) As soon as reasonably practicable following the Closing Date, the Buyer shall mail, fax, send electronically or send by overnight courier to each holder of record of one or more Company Certificates representing Company Stock, (i) a letter of transmittal (a "Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates representing Company Stock shall pass, only upon delivery of the Company Certificates representing Company Stock and (ii) instructions for use in effecting the surrender of Company Certificates representing Company Stock in exchange for payment of the Merger Consideration upon consummation of the Merger.

                  (b) Upon surrender of a Company Certificate representing Company Stock for cancellation to the Buyer, together with a Letter of Transmittal, duly executed, the holder of the shares of Company Stock represented by such Company Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration, payable in accordance with
Section 4.3, for each share of Company Stock formerly represented by such Company Certificate into which such Company Stock shall have been converted pursuant to Section 4.3, and the Company Certificate so surrendered shall be cancelled. If payment of such portion of the Merger Consideration is to be made to a Person other than the Person in whose name such Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the portion of the Merger Consideration to a Person other than the registered holder of the Company Certificate or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

                  (c) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Company Stock on the records of the Company.

        4.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place 12:01 a.m. local time at the offices of Rutan & Tucker LLP at 611 Anton Blvd, 14th Floor, Costa Mesa, CA 92626, on the date hereof (the date of the Closing is referred to herein as the "Closing Date").

        4.7 Company Stock Rights; Company Stock Plans.

                  (a) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time all the outstanding stock options, stock issuance rights, stock appreciation rights, limited stock appreciation rights and stock purchase rights (the "Company Stock Rights") heretofore granted under any stock option, incentive or similar plan, agreement or arrangement of the Company (the "Company Stock Plans"), shall be converted or exercised by the holders of such Company Stock Rights.

                  (b) The Company shall take all actions so that following the Effective Time no holder of a Company Stock Right under or any participant in any of the Company Stock Plans shall have any right thereunder to acquire capital stock of the Company or the Surviving Corporation. The Company shall take all actions so that, as of the Effective Time, neither the Company nor the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, any stock rights under options, warrants, rights or agreements which would entitle any Person, other than Merger Sub or its Affiliates, to own any capital stock of the Company, the Surviving Corporation or any of their respective Subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

                                   SECTION 5.
                                CERTAIN COVENANTS

        5.1 Corporate Record Books. Promptly following the Closing, the Surviving Corporation shall deliver to the Buyer the Company's original corporate record books and stock record books.

        5.2 Escrow Arrangement. Within five (5) days following the Closing, the Buyer will deliver, or cause to be delivered, the Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement.

                                          SECTION 6.
                                     CONDITIONS PRECEDENT

        6.1 Conditions of all Parties. The obligation of each of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by such Party on or before the Closing, of the following conditions precedent:

                  (a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Entity that prohibits the consummation of the transactions contemplated by this Agreement and the other Related Documents and which is in effect on the Closing Date.

                  (b) Statutes; Governmental Approvals. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and the other Related Documents; all governmental and other consents and approvals necessary to permit the consummation of the transactions contemplated by the Related Documents shall have been received.

                  (c) No Litigation. As of the Closing Date, no action or proceedings shall have been instituted before a court or other government body or by any public authority to restrain or prohibit the consummation of the transactions contemplated by this Agreement and the other Related Documents, and no such action or proceeding that does not reasonably constitute a frivolous claim shall have been threatened.

                  (d) Approval of the Company's Shareholders. This Agreement and the Merger shall have been approved and adopted by the written consent of the Company's Shareholders.

        6.2 Conditions of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby and in the other Related Documents is additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

                  (a) Truth of Representations and Warranties. The representations and warranties of the Company contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or as expressly provided for in this Agreement), and the Company shall have delivered to the Buyer a certificate dated the Closing Date, to such effect.

                  (b) Performance of Agreements. All of the agreements of the Company and the Shareholders' Representative to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and each of the Company and the Shareholders' Representative shall have delivered to the Buyer a certificate, dated the Closing Date, to such effect.

                  (c) Certificate of Incorporation and Bylaws. The Company shall have delivered to the Buyer (i) a copy of its certificate of incorporation, including all amendments thereto, certified by the jurisdiction of its organization as being true and correct and in effect within five (5) days of the Closing Date; (ii) a copy of its bylaws, including all amendments thereto, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date; and (iii) a certificate from the Secretary of State or other appropriate official in Delaware and each other State or country in which the Company is qualified to do business to the effect that the Company is in good standing or validly existing in such State or country.

                  (d) No Material Adverse Effect. As of the Closing Date, there shall have been no Material Adverse Effect and there shall not have occurred any change or development that would have a Material Adverse Effect on the Company.

                  (e) Proceedings. As of the Closing Date, all corporate proceedings of the Company, if any, to be taken in connection with the transactions contemplated by this Agreement, the other Related Documents and all documents incident hereto and thereto (including the adoption by the Company's board of directors of a resolution approving this Agreement and the Merger and a resolution authorizing the termination of any 401(k) or profit sharing plan of the Company) shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

                  (f) Related Documents. Each of the following agreements (such agreements, together with this Agreement, the "Related Documents") shall have been duly executed and delivered by the parties thereto (other than the Buyer):

                        (i) an employment agreement between Buyer and Malcolm
                Lewis in the form attached hereto as Exhibit B;

                        (ii) a consulting agreement between Buyer and Jonas
                Almgren in the form attached hereto as Exhibit C; and

                        (iii) a non-competition agreement between Buyer and
                Malcolm Lewis in the form attached hereto as Exhibit D;

                        (iv) a non-competition agreement between Buyer and Jonas
                Almgren in the form attached hereto as Exhibit D.

                  (g) Consents and Approvals. All third party consents, waivers and approvals necessary to permit the consummation of the transactions contemplated by this Agreement and the operation of the Company in the Ordinary Course following the Closing shall have been obtained and written evidence thereof shall have been delivered to the Buyer.

                  (h) Resignation Letters. The Company shall have delivered to the Buyer the resignation letters of all members of the Company Board and/or any officer of the Company as the Buyer shall have requested at or prior to the Closing, together with an acknowledgment that they have no prior or present claim whatsoever against the Company in connection with so acting as directors and/or officers.

                  (i) Approval of the Company Shareholders. The Buyer shall have received written evidence of the approval and adoption of this Agreement and the Merger by the Company Shareholders in compliance with the Company's Certificate of Incorporation, Bylaws, and the DGCL.

                  (j) No Dissenting Shares. As of the Closing Date, no Company Shareholder shall have exercised its, his or her Appraisal Rights with respect to the Merger.

        6.3 Conditions of the Company. The obligation of the Company and the Shareholders' Representative to consummate the transactions contemplated hereby and in the other Related Documents are additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

                  (a) Truth of Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or as expressly provided for in this Agreement), and the Buyer shall have delivered to the Company a certificate dated the Closing Date, to such effect.

                  (b) Performance of Agreements. All of the agreements of the Buyer to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and the Buyer shall have delivered to the Company a certificate dated the Closing Date to such effect.

                  (c) Proceedings. As of the Closing Date, all corporate proceedings of the Buyer, if any, to be taken in connection with the transactions contemplated by this Agreement, the Related Documents and all documents incident thereto (including the adoption by the Buyer's board of directors of a resolution approving this Agreement and the Merger) shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

                  (d) Related Agreements. The Related Agreements shall have been duly executed and delivered by the Buyer.

                                   SECTION 7.
                                   TERMINATION

        7.1 Intentionally Omitted.

                                   SECTION 8.
                                 INDEMNIFICATION

        8.1 Survival of Representations. The representations and warranties of the Parties contained in this Agreement (and in any Schedule or Exhibit attached hereto or certificate delivered in connection with the Closing) are made only as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the Closing for a period of one year following the Closing Date, except for the representations and warranties of the Company contained in Sections 2.3, 2.4, and 2.12, each of which shall expire for all purposes 90 days after the expiration of the applicable statutes of limitations, and except further for the representations and warranties contained in Section 2.21, which shall expire for all purposes on the third anniversary of the Closing Date.

        8.2 Indemnification.

                  (a) The Company Shareholders shall indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Surviving Corporation) and their respective officers, directors, stockholders, employees, agents and any successors thereto, on an after-tax basis, from any and all losses, liabilities, obligations, damages, costs and expenses (including reasonable attorney fees) (collectively, "Losses") incurred or paid as a result of or arising out of (i) the failure of any representation or warranty made by the Company in Section 2 to be true and correct as of the date hereof and as of the Closing Date, (ii) the failure of the Company to perform any of its covenants contained in this Agreement, (iii) any Taxes imposed on or with respect to the properties, income and operations of the Company for all Pre-Closing Periods, including the portion of the Overlap Period up to and including the Closing Date, except Taxes that are reserved for on the Company's Financial Statements, (iv) any Taxes imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law, and (v) the special indemnification matters set forth in Section 8.3.

                  (b) The Buyer shall indemnify and hold harmless the Company Shareholders and any successors thereto, on an after-tax basis, from any and all Losses incurred or paid as a result of or arising out of (i) the failure of any representation or warranty made by the Buyer in Section 3 to be true and correct as of the date hereof and as of the Closing Date or (ii) the failure of the Buyer to perform any of its covenants contained in this Agreement.

                  (c) The Buyer and Company Shareholders' respective rights to be indemnified and held harmless pursuant to Sections 8.2(a) and (b) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

                  (d) The obligations to indemnify and hold harmless pursuant to Sections 8.2(a) (other than Section 8.2(a)(ii)), 8.2(b)(i), and 8.3 shall, in each case, be limited to an aggregate amount equal to the Escrow Amount and the Escrow Amount shall be the sole source of recovery; provided that liability for Losses that arise from a breach of any of the representations and warranties contained in Sections 2.3, 2.4, 2.12 and 2.21 shall, in each case, be limited to an aggregate amount equal to the Merger Consideration (the "Specified Indemnity Payments").

                  (e) The obligations to indemnify and hold harmless pursuant to Sections 8.2(a) (other than Section 8.2(a)(ii)), 8.2(b)(i), and 8.3 shall not apply except if and to the extent that the aggregate Losses incurred by the Indemnified Party as a result of all Losses that would otherwise be subject to indemnification under Section 8.2(a) or Section 8.2(b), as the case may be, exceeds the sum of $10,000 (the "Threshold Amount"), and then such Indemnified Party shall be entitled to indemnification for all of its Losses, including the Threshold Amount.

        8.3 Special Indemnification.

                  (a) Subject to the limitations in Section 8.2(d) and (e), the Company Shareholders shall indemnify and hold harmless the Buyer from any amount by which (i) the liabilities of the Company existing as of the Closing Date and specifically set forth on Schedule 8.3 (the "Scheduled Liabilities") are greater than, (ii) the sum of: (A) the aggregate amount of cash on the Company's balance sheet as of the Closing Date and as set forth on Schedule 8.3, plus, (B) the aggregate amount of accounts receivable collected by the Surviving Corporation during the ninety day period beginning on the Closing Date (the "Cash and Received Receivables").

                  (b) Buyer shall deliver to the Shareholders' Representative a detailed calculation of the Cash and Received Receivables and the amount owed, if any, by any of the Parties within 10 Business Days of the expiration of the 90 day period beginning on the Closing Date. If the Scheduled Liabilities as of the Closing Date exceed the Cash and Received Receivables then Buyer will send the Shareholders Representative a Certificate in accordance with Section 8.4.

        8.4 Indemnification Procedure.

                  (a) Promptly after the discovery of Losses by any Party or other Person entitled to indemnification under this Section 8 (each, an "Indemnified Party"), including notice of any claim by a third party described in Section 8.3(c) that might give rise to indemnification hereunder, the Indemnified Party shall promptly deliver a certificate (a "Certificate") to Buyer or the Shareholders' Representative (as applicable, the "Indemnifying Party"). Such Certificate shall:

                        (i) state that the Indemnified Party may have incurred,
                or reasonably anticipates that it will incur, liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

                        (ii) specify in reasonable detail each individual item
                of Losses included in the amount so stated, the date such item was discovered, the basis for any anticipated liability and the nature of the misrepresentation, inaccuracy or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under Section
                8.2 of this Agreement.

                  (b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within 30 days after receipt of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators, one to be chosen by Buyer and the Shareholders' Representative directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney
(i) whose primary practice area comprises buyouts and takeovers, (ii) with at least fifteen years of practice experience and (iii) that is a partner of a law firm consisting of at least 100 attorneys. The losing party shall pay all fees and costs associated with the arbitration. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

                  (c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurring by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and the Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party) and the payment of expenses. An Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interests of the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

                  (d) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within 30 days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b), claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying party, as described in Section 8.3(c), and claims for Losses that are determined in accordance with Section 8.3(c) are hereinafter referred to as "Agreed Claims". Within thirty (30) Business Days after the determination of the amount of any Agreed Claims that are not paid pursuant to
Section 4.4, the Buyer or Company Shareholders, as applicable, shall, subject to the provisions of Section 8.2, pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than three Business Days prior to such payment.

        8.5 Exclusivity of Indemnification Remedies. This Section 8 shall provide the sole and exclusive remedy with respect to any and all claims by an Indemnified Party relating to the subject matter of this Agreement, except for claims of fraud.



                                   SECTION 9.
                                   TAX MATTERS

        9.1 Tax Returns.

                  (a) The Shareholders' Representative shall have the exclusive authority and obligation to prepare on behalf of the Company and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date and shall pay any Taxes due in respect of such Tax Returns, except for Taxes that are reserved for on the Company's Financial Statements and any Taxes resulting from the Merger failing to qualify as a reorganization under
Section 368(a)(1), which shall be paid by Buyer. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items; and provided further that the Shareholders' Representative shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. All such Tax Returns shall not be filed without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

                  (b) Except as provided in Section 9.1(a) above, Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company; provided, however, Buyer shall provide the Shareholders' Representative with draft Tax Returns for the Company required to be prepared by Buyer pursuant to this
Section 9.1(b) that include any period or portion thereof ending on or prior to the Closing Date. Buyer shall provide the Shareholders' Representative with an opportunity to review and comment on such Tax Returns that include any period or portion thereof ending on or prior to the Closing Date and Buyer shall in good faith take into account such comments in its preparation of such Tax Returns.

        9.2 Payment of Taxes.

                  (a) The Company Shareholders shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Company for all Pre-Closing Periods, including the portion of the Overlap Period up to and including the Closing Date, except for Taxes that are reserved for on the Company's Financial Statements and any Taxes resulting from the Merger failing to qualify as a reorganization under Section 368(a)(1), which shall be paid by Buyer. In addition, the

Shareholders shall pay Buyer the amount of any Taxes allocated to the Company Shareholders pursuant to Section 9.2(b) below (to the extent that the Shareholders are liable therefor and to the extent not already paid by the Company Shareholders or the Company on or before the Closing Date) five (5) Business Days prior to the due date of such Taxes.

                  (b) All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between the Company Shareholders and the Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the as though the taxable year of the Company terminated at the close of business on the Closing Date.

                  (c) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and the Company Shareholders.

        9.3 Controversies.

                  (a) The Buyer shall notify the Shareholders' Representative upon receipt by the Buyer or any Affiliate of the Buyer (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which Company Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). The Shareholders' Representative, at its sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither the Shareholders nor any of their Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Buyer, the Company or any Affiliate of the Company for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. The Shareholders' Representative shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Shareholders shall, in good faith, allow Buyer, to make comments to Shareholders' Representative, regarding the conduct of or positions taken in any such proceeding.

                  (b) Except as otherwise provided in Section 9.3(a) above, Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that Buyer shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the

Overlap Period ending on or prior to the Closing Date without the prior written consent of Shareholders' Representative, which consent shall not be unreasonably withheld or delayed.

        9.4 Amended Tax Returns. Neither the Company Shareholders nor the Company shall file or cause to be filed any amended Tax Return or claims for refund without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

        9.5 Prior Tax Agreements. The Company shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Shareholders or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

        9.6 Adjustments. All amounts paid by the Shareholders to Buyer pursuant to Section 8.2(a)(iii), (iv) and (v) shall, to the extent permitted by applicable law, be treated as adjustments to the Merger Consideration for all Tax purposes.

                                         SECTION 10.
                                        MISCELLANEOUS

        10.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Company or the Shareholders' Representative, "knowledge" shall mean the actual knowledge of Malcolm Lewis, after having conducted a reasonable review of the terms of this Agreement and the Related Documents and any information reasonably determined by him to be necessary in order to evaluate the accuracy of the matter in question.

        10.2 Expenses. Except as expressly provided herein, each Party shall bear its own (i) costs incurred as a result of the consummation of the transactions contemplated herein, including payments to third parties, if any, to obtain their consent to such transfer and (ii) professional fees and related costs (including fees and costs of accountants, attorneys, benefits specialists, tax advisors, tax return preparers and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the Related Documents and the transactions contemplated hereby or thereby.

        10.3 Confidentiality. Subject to the requirements of applicable law and regulations, each Party shall maintain in confidence (x) the provisions of this Agreement and (y) all information received from another Party as a result of any due diligence investigation conducted relative to the execution of this Agreement. The obligation of confidentiality and non-use shall not apply to any information that (i) is or becomes generally available to the public through no fault of the receiving party, (ii) is independently developed by the receiving party or (iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it. No Party shall issue any such press release or make any such public statement with respect to the transactions contemplated hereby without the written consent of the other Parties, unless required by applicable law. The Parties agree that the

Confidentiality Agreement is hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall terminate as of the date hereof.

        10.4 Governing Law; Jurisdiction; Disputes.

                  (a) THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE, EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES.

                  (b) Any judicial proceeding brought against any of the Parties or any dispute arising out of this Agreement or any matter related hereto shall be brought in a state or federal court of competent jurisdiction located in Los Angeles, California, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such court, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the court referred to above and hereby further irrevocably waives and agrees not to plead or claim in such court that any such action or proceeding brought in such court has been brought in an inconvenient forum. The foregoing submission to jurisdiction shall not be deemed to confer rights on any person other than the respective Parties.

        10.5 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

        if to the Buyer or Merger Sub, to:

               Local.com Corporation
               One Technology Drive, Building G
               Irvine, California 92618
               Facsimile:   (949) 341-5396
               Attention:   Chief Financial Officer

        with a copy (which shall not constitute notice) to:

               Rutan & Tucker LLP
               Anton Blvd., 14th Floor
               Costa Mesa, CA 92626
               Telephone:   (714) 641-3487
               Facsimile:   (714) 546-9035
               Attention:   Derek D. Dundas

        if to the Shareholders' Representative, to:

               Malcolm Lewis
               17745 SE, 58th Place
               Bellevue, WA  98006
               Telephone:   (425) 698-5384


               with a copy to:

               Cooley Godward Kronish LLP
               5 Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA  94306-2155
               Telephone:   (650) 843-5000
               Facsimile:   (650) 849-7400
               Attention:   Eric Jensen, Esq.

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three Business Days after deposit into the U.S. mail.


        10.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that the Buyer may assign any of its rights, benefits and obligations hereunder to any of its Affiliates. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

        10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

        10.8 Entire Agreement. This Agreement, including the other Related Documents and the other documents referred to herein and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

        10.9 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

        10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

        10.11 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto except that each Company Shareholder will be, for all purposes, treated as a third party beneficiary of
Section 8 of this Agreement, and shall be entitled to the benefits of such Section; provided, that none of the Company Shareholders may assign such benefits other than to an Affiliate without the written consent of Buyer.

        10.12 Shareholders' Representative.

                  (a) The Company Shareholders (by virtue of the approval of the Merger and the adoption of this Agreement) hereby irrevocably nominate, constitute and appoint Malcolm Lewis as the agent and true and lawful attorney-in-fact of the Company Shareholders, with full power of substitution, to act in the name, place and stead of the Company Shareholders for purposes of executing any documents and taking any actions that the Shareholders' Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification under Section 8. Malcolm Lewis hereby accepts his appointment as the Shareholders' Representative.

                  (b) The Company Shareholders (by virtue of the approval of the Merger and the adoption of this Agreement) grant to the Shareholders' Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Company Shareolders (in the name of any or all of the Company Shareholders or otherwise) any and all documents that the Shareholders' Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Shareholders' Representative may, in his sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.12(a). Notwithstanding anything to the contrary contained in this Agreement or in any other contract executed in connection with the transactions contemplated by this Agreement, Buyer shall be entitled to deal exclusively with the Shareholders' Representative on all matters relating to Section 8 and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholders by the Shareholders' Representative and on any other action taken or purported to be taken on behalf of any Company Shareolders by the Shareholders' Representative, as fully binding upon such Company Shareolders.

                  (c) The power of attorney granted in Section 10.12(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Shareholders' Representative; and (iii) shall survive the dissolution, death or incapacity of each of the Company Shareholders.

                  (d) If the Shareholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders, then a majority in interest of the other Company Shareholders shall, within 10 days after such death or disability, appoint a successor agent for the Company Shareholders and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the "Shareholders' Representative" for purposes of this Agreement.

                  (e) The Shareholders' Representative shall not be liable to any Company Shareholder for any act done or omitted hereunder as the Shareholders' Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. All losses, liabilities and expenses incurred by the Shareholders' Representative in connection with the performance of its duties as Shareholders' Representative shall be borne and paid exclusively by the Company Shareholders. If not paid directly to the Shareholders' Representative by the Company Shareholders, such losses, liabilities and expenses may be recovered by the

Shareholders' Representative from the Escrow Amount otherwise distributable to the Company Shareholders (and not distributed or distributable to an Indemnified Party). All of the indemnities, immunities and powers granted to the Shareholders' Representative under this Agreement shall survive the termination of this Agreement.


                                      * * *

        IN WITNESS WHEREOF, each of the Buyer, Merger Sub and the Company has caused its name to be hereunto subscribed by its duly authorized signatory, and the Shareholders' Representative has hereunto subscribed his name, as of the day and year first above written.


                                        LOCAL.COM CORPORATION



                                        By:    /s/ Heath B. Clarke
                                               ---------------------------------
                                               Name:  Heath B. Clarke
                                               Title: CEO


                                        PREMIERGUIDE, INC.



                                        By:    /s/ Malcolm Lewis
                                               ---------------------------------
                                               Name:  Malcolm Lewis
                                               Title: CEO


                                        LOCAL.COM PG ACQUISITION CORPORATION



                                        By:    /s/ Douglas S. Norman
                                               ---------------------------------
                                               Name:  Douglas S. Norman
                                               Title: Secretary


                                        SHAREHOLDERS' REPRESENTATIVE


                                        /s/ Malcolm Lewis
                                        ----------------------------------------
                                        Malcolm Lewis